UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 31, 2007
Asset Acceptance Capital Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50552 (Commission File Number)	80-0076779 (I.R.S. Employer Identification No.)

28405 Van Dyke Avenue, Warren, Michigan (Address of principal executive offices)	48093 (Zip Code)

Registrant’s telephone number, including area code:	586-939-9600
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously disclosed, the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) approved, on June 18, 2007, a special one-time cash dividend of $2.45 per share of its common stock payable on July 31, 2007 (the “Dividend Payment Date”) to shareholders of record on July 19, 2007 as part of the Company’s plan to recapitalize its balance sheet and return $150 million to shareholders. The Company had previously disclosed in its proxy statement filed with the SEC on April 24, 2007 and in its Form 8-K filed with the SEC on June 18, 2007, the mechanism by which it had planned to adjust outstanding stock option awards and outstanding deferred stock units (“DSUs”) previously granted under the Company’s 2004 Stock Incentive Plan, as amended (the “Plan”) in connection with the special one-time cash dividend of $2.45 (the “Prior Adjustment Mechanism”).
     On July 31, 2007, the Board of Directors and Compensation Committee of Asset Acceptance Capital Corp. (the “Company”) approved a new mechanism to adjust (the “New Adjustment Mechanism”) outstanding stock options and DSUs in connection with the one-time cash dividend as follows:
•	effective immediately after the Dividend Payment Date, each stock option outstanding as of the Dividend Payment Date will be adjusted such that its exercise price maintains the same ratio of exercise price to Fair Market Value[1]of the underlying shares of the Company’s common stock before and after the adjustment, with Fair Market Value for purposes of this adjustment being established by comparing the Fair Market Value on the day before the ex-dividend date for the special one-time cash dividend per share ($17.37), with the Fair Market Value on the ex-dividend date for the special one-time cash dividend per share ($14.96), and with the number of shares subject to each stock option being increased as necessary to ensure that the fair value of the option, as determined using the Company’s option pricing model, is the same before and after the adjustment; and

•	effective immediately after the Dividend Payment Date, each DSU outstanding as of the Dividend Payment Date will be adjusted such that the same deferral value is maintained before and after the adjustment, with the difference between the Fair Market Value on the day before the ex-dividend date for the special one-time cash dividend per share ($17.37) and the Fair Market Value on the ex-dividend date for the special one-time cash dividend per share ($14.96), or $2.41 per share, being credited to the account associated with each outstanding DSU, and the dollar value of the additional credits being converted into additional DSUs based on the Fair Market Value on the Dividend Payment Date.

The Prior Adjustment Mechanism would have had the following effects:

•	The exercise price per share for each stock option would have been reduced by $2.45, the amount of the special one-time cash dividend per share.

•	$2.45, the amount of the special one-time cash dividend per share, would have been credited to the account associated with each outstanding DSU, and the dollar value of the additional credits would have been converted into additional DSUs based on the fair market value of the underlying shares immediately after the Company’s payment of the special one-time cash dividend on July 31, 2007.
     The New Adjustment Mechanism will have a neutral financial effect under applicable accounting rules, whereas the Prior Adjustment Mechanism would have resulted in compensation expense to the Company. The change in adjustment mechanism will not result in additional benefits to Plan participants.

[1]	“Fair Market Value” means the closing price per share of the Company’s common stock on The NASDAQ Stock Market on the applicable date.

     The following table shows the benefits to be received by the Company’s principal executive officer, principal financial officer and the other three most highly compensated executive officers pursuant to the New Adjustment Mechanism.

	Dollar Value of	Number of Shares	Dollar Value of
	Additional Credits of	Associated with	Aggregate Reduction	Increase in
	Deferred	Additional Credits of	in Exercise Price	Number of Stock
Name and Position	Share Units	Deferred Share Units	for Stock Options	Option Shares
Nathaniel F. Bradley IV Chairman, President and Chief Executive Officer	0	0	$39,300	2,412
Mark A. Redman Senior Vice President — Finance and Chief Financial Officer	0	0	0	0
Phillip L. Allen Vice President — Operations	0	0	0	0
Deanna S. Hatmaker Vice President — Human Resources	0	0	$12,900	803
Deborah L. Everly Vice President — Marketing & Acquisitions	0	0	0	0

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asset Acceptance Capital Corp.
August 6, 2007	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer